Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:	FOR IMMEDIATE RELEASE
Thom Albrecht	November 29, 2018
Chief Financial and Strategy Officer (317) 972-7000 talbrecht@celadontrucking.com

Celadon Group Announces Extension of Credit Agreement Maturity Date

INDIANAPOLIS – November 29, 2018 – Celadon Group, Inc. (“Celadon,” the “Company,” “we,” or “us”) (OTCPink: CGIP) announced today that it has entered into a Twelfth Amendment to its existing credit agreement (the “Amendment”). The principal purpose of the amendment is to provide additional time for the Company to document and close currently ongoing efforts to refinance the existing credit agreement and reduce total debt obligations. Among other changes, the Amendment:

•	Extends the maturity date to June 28, 2019;

•
Raises the Maximum Borrowing Amount to approximately $203.2 million and the Maximum Outstanding Amount (which includes borrowings and letters of credit) to approximately $238.2 million, which amounts are automatically reduced by approximately $60 million on January 31, 2019, approximately $50 million on February 28, 2019, and approximately $35 million on March 31, 2019;

•	Reduces the aggregate lending commitments of the lenders to match the initial Maximum Outstanding Amount, with corresponding reductions in the amounts and on the dates set forth above;

•	Increases the interest rate for letters of credit to 8.0%;

•	Resets financial covenant levels to reflect the Company’s projections plus customary cushion; and

•
Provides an amendment fee equal to approximately $9.5 million, of which 100% would be forgiven if a full repayment occurs on or before January 31, 2019, 87.5% would be forgiven if a full repayment occurs on or before February 28, 2019, and 75% of which would be forgiven if a full repayment occurs on or before March 29, 2018.

The full text of the Amendment and required disclosures will be reported in a Current Report on Form 8-K filed with the United States Securities and Exchange Commission (“SEC”).

About Celadon
Celadon Group, Inc. (www.celadongroup.com), through its subsidiaries, provides long haul, regional, local, dedicated, intermodal, temperature-protect, and expedited freight service across the United States, Canada, and Mexico. The Company also owns Celadon Logistics Services, which provides freight brokerage services, freight management, as well as supply chain management solutions, including logistics, warehousing, and distribution.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases, including “expects,” “expected,” “will,” “would,” “could,” “intends,” “believes,” “anticipates,” “future,” and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of the Company’s management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, statements relating to future refinancing or debt reduction transactions, among others, are forward-looking statements.   Actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider these and other factors that could impact results as provided in various disclosures by the Company in its press releases, stockholder reports, and filings with the SEC.

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